Exhibit 20

For Immediate Release	September 24, 2015

BOWL AMERICA REPORTS FISCAL YEAR EARNINGS

Bowl America Incorporated today reported earnings per share for its fiscal fourth quarter were $.04 and for the 2015 fiscal year were $.32. Earnings per share for the prior year fourth quarter were $.01 and were $.27 for the 2014 fiscal year.

A more detailed explanation of results is available in the Company’s Form 10-K filing available through the website www.bowlamericainc.com. Bowl America operates 18 bowling centers and its Class A common stock trades on the NYSE MKT under the symbol BWLA.

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BOWL AMERICA INCORPORATED

Results of Operations

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	06/28/15	06/29/14	06/28/15	06/29/14
Operating Revenues
Bowling and other	$3,496,787	$3,314,871	$16,308,611	$16,094,493
Food, beverage and merchandise sales	1,511,945	1,440,973	6,815,930	6,685,524
	5,008,732	4,755,844	23,124,541	22,780,017
Operating expenses excluding depreciation and amortization	4,666,279	4,791,628	19,960,091	20,258,255
Depreciation and amortization	267,523	272,690	1,254,541	1,323,276
(Loss) gain on disposition of assets	(3,854)	8,820	(3,854)	8,820
Interest, dividend and other income	119,747	101,397	494,645	662,693

Earnings (loss) from continuing operations before taxes	190,823	(198,257)	2,400,700	1,869,999
Earnings (loss) earnings from continuing operations	$203,752	$(28,812)	$1,640,229	$1,373,168
Loss from discontinued operations-net of tax	-	(937)	-	(2,774)

Net Earnings	203,752	27,875	1,640,229	1,370,394
Comprehensive Earnings	$294,399	$93,851	$1,500,514	$1,373,168

Weighted average shares outstanding	5,160,971	5,160,971	5,160,971	5,160,971

Earnings per share from continuing operations	.04	.01	.32	.27
Earnings per share from discontinued operations	.00	.00	.00	.00
EARNINGS PER SHARE	.04	.01	.32	.27

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SUMMARY OF FINANCIAL POSITION

Dollars in Thousands

	06/28/15	06/29/14
ASSETS
Total current assets including cash and short-term investment of $912 and $2,295	$2,004	$3,739
Property and investments	30,058	30,625
TOTAL ASSETS	$32,062	$34,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$2,888	$2,983
Other liabilities	2,200	2,402
Stockholders' equity	26,974	28,979
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,062	$34,364